TECHNOLOGY LICENCING AND SUPPORT AGREEMENT

THIS AGREEMENT (hereinafter called "this Agreement") for software licensing is made and entered into as of this 28th day of March 2008 by and between Digital Airways, having principal offices at 5, place Jean Siard, 61200 Argentan, France,' hereafter called the "Licensor", and Arise Technologies, having principal offices at SF., No.263, Sec. I, Dunhua South Rd., Taipei City 106, Taiwan (R.O.C.), hereafter called the "Licensee".

WITNESSETH:

WHEREAS Licensor develops and commercially distributes the following products: I) Kaleido Runtime, hereafter called "KREB", a Man Machine Interface engine, 2) Kaleido IDE, hereafter called "KIDE", and integrated development environment, and 3) KaIeido Phone Library, hereafter called "KPL", a MMI software reference design. KREB, KIDE, and KPL are hereinafter collectively called "the Software";

WHEREAS Licensee develops and commercially distributes solutions for the mobile and home consumer markets, hereafter called "the Target Application(s)";

WHEREAS Licensee wishes to license KREB, KIDE, and KPL in order to use them to create and commercially distribute derivative products;

WHEREAS Licensee wishes that Licensor provide support and maintenance services to Licensee for KREB and KIDE;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties agree as follows:

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SECTION 1. DEFINITIONS

1.1. "Affiliated Company" means, any corporation, company, or other entity, which: (i) is under the Control of a Party; or (ii) has Control of a Party; or (iii) is under common Control with a Party. For this purpose "Control" means that more than fifty percent (50%) of the controlled entity's shares or ownership interest representing the right to make decisions for such entity are owned or controlled, directly or indirectly, by the controlling entity. The Parties may also mutually agree in writing that where a company, firm or other legal entity does not meet the criteria set forth in this Article 1.1, such company, firm or other legal entity may nevertheless be deemed an Affiliated Company for the purposes of this Agreement.

1.2. "Derivative Work" shall mean work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such a preexisting work may be recast, transformed, or adapted, and that, if prepared without authorization by the owner of the preexisting work, would constitute a copyright infringement.

1.3. "New Product" shall mean Derivative Work created by Licensee by combining the Target Applica-tion(s) and some or all of KREB and KPL features.

1.4. "Effective Date" shall mean the date upon which both parties have signed this Agreement. 1.5. "Customer" shall mean any client of Licensee.

1.6. "Object Code" or "Binary" shall mean the electronic binary language form in which a Program is assembled or compiled on software media, which is readable and usable by machines, but not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering. "Object Code Software" shall mean the elements of the Software that are licensed to Licensee in Object Code, i e KIDE and KREB.

1.7. "Source Code" shall mean the human-readable, higher-level programming language, accompanied by English language comments, in which a program is written.

1.8. "Documentation" shall mean the user manual(s) and any other materials supplied by Licensor for use with the Source Code or with any Release and Updates thereof, including online electronic documentation.

1.9. "Purchase Order" means Licensee's standard purchase order form submitted by Licensee.

1.10. "Licensor Quotation" means the final sales quotation issued by Licensor on which a Purchase Order from Licensee is based.

1.11. "Deployed Unit(s)". For the purpose of this agreement, a unit of the New Product is considered deployed in either of the following cases: (i) A hardware device installed with the New Product, or with the necessary equipment to install the New Product, has been manufactured, by Licensee or by a Sub licensee, (ii) A copy of the New Product has been reproduced as a software package (without hardware), by Licensee or by a Sub licensee.

1.12. Units provided by Licensee for free for the purpose of demonstration, evaluation and other similar, non commercial purposes shall not be considered Deployed. The number of such unit shall represent less than 0.01% (one hundredth of a percent) of the number of units Deployed. Units reproduced for the purpose of free upgrade by Licensor shall not be considered Deployed.

1.13. "Affiliate(s)"means the Licensee's majority-owned subsidiaries.

1.14. "Authorized Site" means the specific address of facilities of Licensee and Affiliates. SECTION 2. SCOPE

2.1. The scope of this Agreement is described in the following sections
(i) KREB OBJECT CODE SOFTWARE LICENSING (Part I)
(ii) KPL SOURCE CODE SOFTWARE LICENSING (Part II)
(iii) KIDE LICENCE (Part III) (iv) SOFTWARE SUPPORT AND MAINTENANCE (Part IV)

SECTION 3. FEES AND INVOICING
3.1. Fee Structure.

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(i) Licensee is responsible for collecting and reporting data about deployment, and for paying associated royalties.
(ii) The Fee shall be in the form of Royalties. Royalties ("Royalty Fees") for KREB are based on the number of Deployed Units. There are no royalties for KPL.
(iii) The Royalties amount and calculation shall be specified in a Purchase Order established by Licensee upon signing this Agreement.

3.2. Activity Report. In a maximum period of forty five (45) days after the end of each civil quarter, Lincensee shall submit to Licensor a written report (herein, the "Royalties Statement") upon which Licensor will base its invoice. The Royalties Statement shall set forth: (i) The names of new Licensee's Customers sublicensing the Software during the quarter; (ii) and for each Customer:

i.	The number of Software copies for each Category of device reproduced by Licensee (as specified in quotation);
ii.	Such other information that Licensor requested be given as per Licensor' Quotation

3.3. Invoicing

(i) Digital Airways will invoice Licensee upon receiving the Royalties Statement. The invoice shall be based on these quantities, the per unit price being calculated for each Customer based on the accumulated quantity per Category for the Customer from beginning of production for the year as shown in the table above.
(ii) The year starts on January, 1st. The first quarter is from January, 1st until the last day of March.

SECTION 4. PAYMENT TERMS AND APPLICABLE TAX

4.1. Payment terms. All prices are in Euros and are exclusive of applicable taxes such as VAT. All invoices are sent electronically and shall be paid by Licensee within ten (10) days of receipt.

(i) All Prices are gross amounts but exclusive of any value added tax (VAT), sales tax, consumption tax or any other similar tax only.
(ii) If the transactions as described in this Agreement are subject to any applicable VAT, sales tax, consumption tax or any other similar tax, Licensor will be allowed to charge VAT, sales tax, consumption tax or any other similar tax to Licensee, which will be paid by Licensee on top of the Prices. Licensor is responsible for paying any applicable VAT, sales tax, consumption tax or any other similar tax to the appropriate (tax) authorities. Licensor shall issue an invoice containing wording that will allow Licensee to take advantage of any applicable "input" tax deduction. In addition, Licensor will inform Licensee whether Licensee is allowed to apply for an exemption if and to the extent allowed under applicable law in such specific situation.

4.2. Withholding Tax. If, under the laws of the Licensee's head office, Licensee is required to withhold any tax on such payments, then Licensee shall deduct an amount equal to such tax from such payment; provided that Licensee will (i) notify Licensor of the need fur such payment, prior to the establishment of a Quotation, and (ii) furnish Licensor with the official documentation evidencing such payment of these taxes to the appropriate taxing authority. Licensor acknowledges that information provided prior to quotation are estimates and could be modified when official notification from tax office is provided. In case there is the possibility to get a withholding tax refund, such refund will be Licensee's responsibility.

4.3. In case of failure by Licensee to pay an undisputed invoice by the due date, Licensor will issue a notification of failure in writing. Failure of payment by the date specified on the undisputed invoice will result in;
(i) The suspension of any obligations on the part of Licensor pertaining to Section 21. I if Licensee has not taken remedy action within fifteen (15) days of written notice by Licensor.
(ii) The suspension of all obligations on the part of Licensor in respect of the Agreement, as well as of the license grants of Section 12, Section 16 and Section 19, if Licensee has not taken remedy action within thirty(30) days of written notice by Licensor.
(iii) Such obligations will only be resumed on receipt of payment

4.4. An invoice that has not been disputed by Licensee within fifteen (15) days of receipt shall be considered definitely accepted and undisputed by Licensee.

SECTION 5. TERM AND TERMINATION

5.1. Except as provided in this Section, this Agreement commences on the date hereof and shall continue for an initial term of three (3) years. This Agreement shall be automatically renewed for successive one (I) year terms, unless either party shall notify the other in writing, at least ninety (90) days prior to the expiration of the initial term or any renewal term, of its intention to terminate this Agreement.

5.2. Either party shall have the right to terminate this Agreement effective immediately:
(i) in the event that the other party commits a material breach of its obligations. Intent to terminate shall be made by a written notice, sent by certified mail to the breaching party, that sets forth the details of the breach. Termination shall become effective thirty (30) days from the date that the notification of intent to terminate was mailed, unless the breaching party has corrected the breach prior to that thirty (30) day period.

5.3. Upon termination of the Agreement in the case of non renewal:
(i) All rights granted by Licensor to Licensee under this Agreement shall survive;
(ii) No New Product can be designed, produced or developed, and no additional copies of New Products can be deployed, as defined under Clause 1.11.
(iii) No Service shall be provided by Licensor;
(iv) All undisputed outstanding invoices raised prior to the termination being effective shall be duly paid by Licensee.

5.4. Upon termination of the Agreement in the case of material breach by Licensee:
(i) All rights granted by Licensor to Licensee under this license Agreement, except as otherwise set forth in this Section, shall revert to Licensor.
(ii) No New Product can be designed, produced or developed, and No additional copies of New Products can be deployed, as defined under Clause 1.11.
(iii) Licensee must delete all copies of KREB and confirm such deletion in writing to Licensor by certified mail.
(iv) All outstanding undisputed invoices raised prior to the termination being effective shall be duly paid by Licensee.
(v) Customers who had rights to use the New Products prior to any such termination shall continue to have such right.

5.5. Termination of this Agreement shall not relieve either party of the obligations set forth in Section 6 ("confidential Information "), Section 7 ("Trademarks, trade names and product names,"), Section 7 ("Indemnification"), and Section 9 ("Warranties") of this Agreement.

SECTION 6. CONFIDENTIAL INFORMATION

6.1. For a period of five (5) years following the date of disclosure thereof to it, neither Party will disclose to any third party or use, except in the performance of this Agreement, any confidential information which may be made available to it in connection with the performance of this Agreement, except as may be specifically authorized in writing by a duly authorized representative of the other Party.

6.2. Notwithstanding foregoing, Licensee may disclose such confidential information to its Affiliates and contractors solely in the case when Licensee desires that such Affiliates or contractors assist Licensee in creating derivative works, and solely on a strict need-to-know basis. In case of such disclosure to its Affiliates and contractors, Licensee will cause such Affiliates and contractors to agree to abide by the same obligation of confidentiality and copyright protection under this Agreement.

6.3. As used herein, the term "confidential information" means and includes all information, whether oral or written or in the form of drawings, specifications, data or otherwise, relating to a Party's business. Notwithstanding the foregoing, Confidential Information shall not include information which:

(i) is now or at any time becomes a matter of public knowledge without breach of this Agreement by the receiving party;
(ii) was in the receiving party's possession or knowledge, prior to its receipt, without any obligation of confidentiality;
(iii) is obtained by the receiving party from a third party who is lawfully in possession of the information, without any obligation of confidentiality;
(iv) is independently developed by the receiving party without reference to or reliance on Confidential Information
(v) is required by law to be disclosed in response to a valid order of a court of competent jurisdiction or authorized government agency, provided that the party subject to the disclosure order must provide the other party prompt notice of the order and reasonably co-operate with the other party's efforts to receive a protective order.

SECTION 7. TRADEMARKS, TRADE NAMES AND PRODUCT NAMES

7.1. Nothing herein shall be construed as a right to use any of Licensor's trademark(s), trade name(s), or other product names in conjunction with the advertising, public communication and marketing of any product of Licensee, unless Licensor shall consent, in writing, to such use. Licensee acknowledges and agrees that, to the extent Licensor, in writing, permits Licensee to use any trademark or trade name of Licensor, this is a limited license only, terminable by Licensor, and conveying no title or ownership interest; that all proposed uses of Licensor trademarks or trade names by Licensee must be approved by Licensor in advance; that Licensor has the right to monitor and control the quality and characteristic of all goods and services promoted, provided or distributed under the Licensor trademarks or trade names and, accordingly, that Licensee will provide samples of these products and otherwise cooperate with Licensor to facilitate this control; that all products distributed by Licensee under any Licensor trademark or trade name will be of a quality substantially equal to Licensor's own goods distributed by it under the Licensor trademarks and trade names and otherwise satisfying Licensor's standards; and that if Licensor notifies Licensee of any deviation from acceptable quality standards, Licensee shall correct the problem as promptly as practicable, but in any event within 30 days.

SECTION 8, INDEMNIFICATION

8.1. Licensor hereby agrees to indemnify, hold harmless and defend Licensee against any claims, actions, damages, and costs (including but not being limited to attorney's fee and costs) arising out of infringement of patents, copyrights, registered designs or other intellectual property rights of third parties against and to the extent such claim, demand, suit, or action alleging that the Software, or the use of such Software, infringes upon any intellectual property right of any third party, provided that (I) Licensee notifies Licensor in writing within a reasonable time after being informed of such claim, (2) Licensor is given control over the defense thereof and Licensee cooperates in the defense at Licensor's expense, and (3) Licensor will not agree to settlement of any such claim, demand, action or suit prior to a judgment thereon without the prior written consent of Licensee, which consent will not be unreasonably withheld. licensee shall have right to select its own counsel to participate in any such defense at the expense of Licensee.

SECTION 9, WARRANTIES

9.1. Licensor warrants that it has the legal right to grant the licenses as set out in this Agreement and that the licenses granted hereunder do not infringe any third party intellectual property rights,

9.2. Licensor warrants that there are no pending lawsuits concerning any aspect of the Software and that the Software has not been published in such a way as to lose any of their copyright protection or confidential nature.

9.3. Licensor warrants to Licensee that the Software will perform substantially in accordance with the specifications given in Section 15 during the one year period commencing from the delivery date.

9.4. Licensor hereby represents and warrants that the Software supplied to Licensee hereunder:

(i) fully complies with and functions properly in accordance with the specifications;

(ii) is and remains free from Errors in design or workmanship, bugs, logic bombs, worms or viruses;
(iii) does not perform any malicious operation.

SECTION 10. APPLICABLE LAW, ARBITRATION AND MEDIATION

10.1. Applicable Law. This Agreement shall be construed pursuant to substantive law of France. 10.2. Arbitration. If any dispute arises under the terms of this Agreement and this dispute can not be settled by the parties, the parties agree that the dispute shall be decided under the arbitration rules of the International Chamber of Commerce in Paris (the "ICC") .. There shall be only one arbitrator. Any arbitration proceeding shall be conducted in the English language and the location of the arbitration shall be Paris. The decision of the arbitrator shall be final. Costs and fees (other than attorney fees) associated with the mediation or arbitration shall be shared equally by the parties. Each party shall be responsible for its attorneys' fees associated with arbitration.

SECTION 11. GENERAL

11.1. Rights. Licensee may not: (i) translate, reverse engineer, decompile, disassemble (except to the extent applicable laws specifically prohibit such restriction) or attempt to derive the Source Code of the Object Code Software, or create derivative products from the Object Code Software, or provide any kind of assistance to any third party do any of the foregoing; (ii), rent, lease, loan, timeshare, sell, distribute, disclose, publish, assign or transfer any rights except as permitted herein, grant a security interest in, transfer the Object Code Software, including electronically transfer, other than authorized or permitted under this Agreement; or (iii) alter or remove any of Licensor' copyright or proprietary rights notices or legends appearing on or in the Object Code Software.

11.2. Licensee may make a maximum often (10) archive copies of the Software

11.3. Customer Agreements. Licensee shall take all reasonable steps necessary to protect Licensor' proprietary rights in the Software. Licensee will ensure that Licensee will enter into an agreement with each Customer including. Such Agreement shall prohibit the Licensee's Customer from: (i) copying the Object Code Software, except for archive purposes consistent with the Licensee's Customer's business transaction; (ii) transferring the Object Code Software to a third party apart from the Target Application; (iii) modifying, decompiling, disassembling, reverse engineering or otherwise attempting to derive the Source Code of the Object Code Software; (iv) exporting the Object Code Software or underlying technology in contravention of applicable French export laws and regulations; and (v) using the Object Code Software other than in connection with the Target Application. In addition, the Agreement shall: (i) state that the Object Code Software is licensed, not sold and that Licensee and its licensors retain ownership of all copies the Object Code Software; (ii) expressly disclaim all implied warranties, including without limitation the implied warranties of merchantability, fitness for a particular purpose, title and non-infringement; (iii) exclude liability for any special, indirect, punitive, incidental and consequential damages; (iv) require that any further distribution of the Object Code Software be subject to the same restrictions set forth herein, and (v) states that Licensee's customer undertakes and warrants to report true and accurate in– formation with regards to the number of copies of the Object Code Software made.

11.4. Modification. This Agreement may not be modified or amended except in writing, which is signed by authorized representatives of both parties.

11.5. Purchase Orders. The terms and conditions of any Purchase Order or other instrument issued by Licensee in connection with this Agreement which add to or differ from the terms and conditions of this Agreement (other than terms specifying the Authorized Site, Licensor product desired, number of software copies or Service provision) shall be of no force or effect.

11.6. No Waiver. The failure of either party to exercise any right or the waiver by either party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same of any other term of this Agreement.

11.7. Headings. The headings or sub-headings assigned to the sections in this Agreement are for convenience only and may not accurately or fully describe all of the requirements of a section. The headings or sub-headings do not limit or modify the scope and applicability of the sections.

11.8. Non exclusive relationship. This Agreement does not prevent either Party from (a) entering into similar agreements with other parties, whether or not in the same industry, or (b) independently developing materials, products and services the same or similar to the materials, products or services provided by the other Party.

11.9. Export Controls. Each party hereto represents that it is duly authorized to enter into the Agreement and represents that with respect to its performance hereunder, it will comply with all applicable federal, state and local laws, including but not limited to those pertaining to US Export Administration Regulation or the export/import controls and/or restrictions of other applicable jurisdictions. Licensee shall not export or re-export the Software in violation of the export control laws as set forth in the EU Council Regulation (EC) No 1334/2000. Licensor will not release any software or technology without prior "". port authorization from the relevant international and/or national authorities. If it is necessary to achieve the purpose of this Agreement and requested by Licensee, Licensor shall assist Licensee in preparing paperwork for such permission or approval by providing Licensee with necessary and relevant information on such restrictions, laws or regulations.

11.10. Force Majeure. Neither party shall be liable for any default or delay in the performance of its obligations hereunder if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature; riots, civil disorders, terrorist acts, rebellions or revolutions in any) country; strikes, lockouts or labor difficulties beyond the reasonable control of such party. Any party so delayed in its performance shall promptly notify the other by telephone, confirm in writing and describe at a reasonable level of detail the circumstances causing such delay.

11.11. No Agency. Licensor is an independent contractor to Licensee and this Agreement is not intended to create or constitute a joint venture, partnership, agency or other formal business arrangement of any kind other than an independent contractor arrangement. The employees of Licensor shall in no event be considered employees or agents of Licensee, nor shall they be entitled to or be eligible, by reason of the contractual relationship hereby created, to participate in any benefits or privileges given or extended by Licensee to its employees.

11.12. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

11.13. Survival of rights and obligations. The rights and obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement (including without limitation any obligation to indemnity Licensee hereunder) shall survive termination, cancellation or expiration of this Agreement.

11.14. Publicity. Neither Party may publicize or disclose to any third party, without the written consert of the other party, the terms of this Agreement. Without limiting the generality of the foregoing sentence, no press releases covering work done between the two Parties under the present Agreement may be made without the mutual consent of each party. However, Licensor shall have the right to publicly list Licensee as its customer, with Licensee's permission.

11.15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and shall supersede all prior offers, negotiations, exceptions and understandings, whether oral or written, between the parties hereto relating to the products and services called for hereunder. No modification of any provision of this Agreement shall be binding upon Licensee or Licensor unless evidenced in writing and duly signed by both parties.

11.16. Mailing Addresses. Any written notice from one party to the other required by this Agreement shall be deemed made on the date of mailing if sent by certified mail and addressed to the address specified below

Licensee's address:	Arise Technologies Co. Ltd. 5F., No.263, Sec. 1, Dunhua South Rd., Taipei City 106, Tai- wan (R.O.C.)	Licensor's address:	Digital Airways 5, place Jean Siard 61200 Argentan France

11.17. Assignment. Both parties shall have the right to assign any of its rights and obligations hereunder to (i) any of the party's Affiliated Companies; (ii) any successor or acquirer of the Party by way of merger, consolidation or the acquisition of substantially all of the business assets of the Party or the relevant Affiliated Company.

PART I. KREB OBJECT CODE LICENSING

SECTION 12. GRANTS OF KREB LICENSE TO LICENSEE

12.1. Subject to the terms and conditions of this Agreement, and Licensee's payment of the applicable due and payable fees, Licensor grants Licensee and its Affiliates a perpetual, irrevocable non-exclusive, non-transferable except as set forth in section II.l7 royalty-bearing license (the "KREB License") to:
(i) reproduce copies of the Object Code version of KREB;
(ii) distribute such copies of KREB to Licensee's Customers worldwide solely as inseparably embedded content in the Target Application.

12.2. All rights not expressly granted to Licensee in this Agreement are expressly reserved for Licensor.

12.3. Sub-licensing. Licensee has the right to sublicense the KREB License to its Customers. In that case, Licensee shall, upon Licensor's request, notify Licensor in writing the name and details of Licensee's newly sub-licensed Customers. Licensor shall keep this information confidential and limit its use of said information for the enforcement of Section 13.

SECTION 13, ESCROW

13.1. Licensor undertakes, at its own expenses, and for major new releases, to deposit a copy of the updated version of the KREB Source Code to a reputable third-party trustee organization. Licensor agrees that Licensee may, at its own expenses, conduct an audit for the purpose of verifying Licensor's compliance with the present section.

13.2. Licensor shall grant Licensee an irrevocable right to access said Source Codes, throughout the term of the Contract and thereafter, in case any of the following events occurs:
(i) Licensor stops its activity, for any reason whatsoever,
(ii) Licensor is subject to bankruptcy or liquidation,
(iii) Licensor is materially unable to provide technical support to Licensee for KREB

13.3. Should one of the events mentioned above occur, Licensor shall authorize Licensee to implement said access right by directly contacting the trustee organization where the Source Codes are deposited, by registered mail with acknowledgement of receipt. The trustee organization shall then be authorized to transmit to Licensee the entirety of the written material making up the Source Codes.

13.4. It is expressly stated that the implementation of the right to access to Source Codes in application of the present Article shall allow Licensee to use said Source Codes solely in such a way as to allow for the curative software maintenance to be performed.

SECTION 14. INSPECTION RIGHTS

14.1. With at least thirty (30) days prior written notice to Licensee and no more than once a year, Licensor shall have a right, at its own costs and expenses, to authorize an internationally recognized independent audit firm reasonably accepted by Licensee to audit the record of Licensee necessary to the extent required for the sole purpose of verifying royalties paid to Licensor under this ("Records") and whether or not KREB has been used in violation of this Agreement, provided that the auditor has signed a confidentiality agreement with Licensee. If any such audit should disclose any underpayment of fees, Licensee shall promptly pay Licensor such underpaid amount, together with interest thereon at a rate of one percent ( 1%) interest per annum above the LIBOR rate prorate temporis during which such amount was pass due and unpaid. If the audit reveals that Licensee has underpaid Licensor by five percent (5%) or more of amount owed, then Licensee shall immediately reimburse Licensor for Licensor' expenses associated with such audit.

SECTION 15. KREB DESCRIPTION

15.1. The Program to be delivered as per this Agreement is Kaleido Runtime (also called "KREB"), a Man Machine Interface (MMI) engine designed to run on small embedded devices such as mobile phones. KREB has been designed for mobile Phones.

15.2. The Object Code version to be delivered is designed to run on Licensee's 49xx mobile platform.

PART II. KALEIDO PHONE LIBRARY (KPL) SOURCE CODE LICENSING

SECTION 16. GRANTS OF KPL LICENSE TO LICENSEE

16.1. Subject to the conditions set forth in this Agreement, and during the term of this Agreement, Licensor hereby agrees to grant Licensee and its Affiliates, and Licensee agrees to accept, the "KPL License" as follows:
(i) a worldwide, non-exclusive, perpetual, irrevocable, non-transferable except as set forth in section 16.3 License to create New Products as Derivative Works of the KPL Source Code;
(ii) a worldwide, perpetual, irrevocable, non-transferable except as set forth in section 16.3 license to reproduce, license and distribute these New Products only to Customers, solely as inseparably embedded content in the Target Application.

16.2. Licensor hereby reserves all rights in and to KPL and its Source Code that are not specifically granted by this Agreement.

16.3. Right to sublicense. Licensee has the right to sublicense the KPL License to its Customers.

SECTION 17. KPL OWNERSHIP AND CONFIDENTIALITY

17.1. Licensee acknowledges that it obtains rights on the KPL Source Code only such as described in Section 16 of this Agreement. All rights in the KPL Source Code including but not limited to Confidential Information, trade secrets, trademarks, service marks, patents, and copyrights are, shall be and will remain the property of Licensor. All copies of the KPL Source Code delivered to Licensee or made by Licensee remain the property of Licensor. Notwithstanding foregoing, all rights and responsibilities in and to the portions of the KPL Source Code modified by Licensee for creating the New Products will solely belong to Licensee.

17.2. Licensee acknowledges that the KPL Source Code contains proprietary and Confidential Information of Licensor. Licensee agrees to keep the KPL Source Code in confidence and to take all reasonable precautions to ensure that no unauthorized persons have access to the KPL Source Code and that no unauthorized copies are made.

SECTION 18. KPL AND KPL SOURCE CODE DESCRIPTION

18.1. KPL (Kaleido Phone Library) is a Man Machine Interface (MMI) software reference design. It is designed to run on small embedded devices such as mobile phones. KPL cannot be used as such, but Instead must be extended and adapted by Licensee to fit Licensee's particular commercial purposes. KPL therefore requires changes and adaptations, which Licensee acknowledges and accepts to undertake at its own cost and under its own responsibility.

18.2. The KPL Source Code to be delivered is a combination of several components, some of them written in the C programming language, some written in a Kaleido specific format which can be edited with KIDE. The KPL Source Code allows Licensee to generate the Object Code version of KPL using KIDE and a standard C compiler. C portions are commented in English language.

PART III. KALEIDO INTEGRATED DEVELOPMENT ENVIRONMENT (KIDE) LICENCE

SECTION 19. KIDE LICENSE GRANT

19.1. Subject to the terms and conditions of this Agreement, and Licensee's payment of the applicable due and payable fees, Licensor grants Licensee and its Affiliates a world wide, perpetual, non-exclusive and non-transferable except as set forth in section 19.2, license (hereafter called the "KIDE License") to reproduce, install and use the Object Code version of KIDE for its own business purpose on a number of processors defined by Licensee's Purchase Order(s), solely at the Authorized Site(s), provided any copy must contain all of the original proprietary notices.

19.2. Licensor grants Licensee a world wide, perpetual, non exclusive and non-transferable except as set forth in section (no. section assignment clause) license to redistribute KIDE with a twenty-five percent commission on Licensor's public prices only to Licensee's Customers to whom Licensee licenses and distributes the New Products subject to the Section 12.1(ii) . License's Customers shall be bound to terms and conditions similar to the terms and conditions contained in Appendix 1 (KIDE Customer License Agreement).

19.3. Licensee may not: (i) modify or create any derivative works of KIDE or documentation; (ii) decompile, disassemble, reverse engineer, or otherwise attempt to derive the source code for KIDE (except to the extent applicable laws specifically prohibit such restriction); (iii) remove or alter any trademark, logo, copyright or other proprietary notices, legends, symbols or labels in the Software; or (iv) publish any results of benchmark tests run on the Software to a third party without Licensor's prior written consent.

SECTION 20. ECLIPSE PUBLIC LICENSE AND SUPPORT

20.1. KIDE requires the Eclipse™ (http://www.eclipse.org) program and its components (the "Eclipse Content") to work. Licensee will be responsible for the procurement, installation and support of the Eclipse Content.

PART IV. SOFTWARE SUPPORT AND MAINTENANCE

SECTION 21. SUPPORT AND MAINTENANCE SCOPE

21.1. Support and maintenance means that, during the period Licensee is covered by support contract, Licensor shall
(i) Provide Licensee with an Object Code version of KREB;
(ii) Assist Licensee with the identification and resolution of problems with the software;
(iii) Assist Licensee in the use of KREB, KIDE and KPL;
(iv) Acknowledge receipt of problem notification and propose corrective plan within two working days
(v) Develop, to the extent necessary, temporary fixes and workarounds for emergency difficulties.
(vi) Correct any failure of the software to perform in accordance with the specifications, provide bug fixes as well as deliver new update versions, free of charge, whenever available, for KREB and KIDE; KREB and KIDE updates will be delivered as Object Code;
(vii) Hold one (I) quarterly conference call for discussing project status and product.

21.2. All Support shall be performed off site, i.e. by email, by telephone and/or Web conferencing during Business Days unless other arrangements are mutually agreed to by the parties in writing. "Business Days" shall mean the hours of on-call service coverage under this Agreement which are from 9:00 a.m. to 12:30pm and from 2:00pm to 6:00 p.m., French (Paris) Time, Monday through Friday, holidays excluded. The Support will be performed as soon as possible, but in no event more than five (5) days after notice from Licensee of any critical failure. Minor bugs will be corrected when new versions of Software is released.

21.3. If new, additional Services are required, Licensee shall request Licensor Quotation, upon which Licensee will issue a Purchase Order, which will detail the exact scope, as well as the terms and conditions of the Services to be provided.

21.4. For KREB, support is provided for 6 months after Effective Date, and then all the time New Products are deployed and Licensee pays due royalties.

21.5. KIDE seats are covered with a 6-month support contract after delivery. After initial contract ends, Licensee can subscribe new support contract in terms and conditions defined in Quotation.

SECTION 22. ORGANIZATION OF WORK

22.1. Licensee and Licensor will each designate a project manager ("the Correspondent") and communicate his/her name and contact details in writing to the other party. The Correspondents will be the parties' unique points of contact within each organization for matters concerning Support. Each party will ensure that its Correspondent is well qualified, has extensive knowledge of the Application(s) as well as KIDE and KREB, is knowledgeable about the Licensee-Licensor relationship (projects history), and has a good working level of French or English both written and spoken.

22.2. Licensee acknowledges that Licensor's ability to perform the Services in accordance with the terms of this Agreement may require Licensee to provide Licensor with access to Licensee's equipment, products, information and personnel. In addition, it will require Licensor to be able to use a stable and well functioning version of the Target Application(s), as well as target devices as appropriate. In that regard, Licensee will take all reasonable actions and will use all reasonable efforts to accommodate Licensor's requests for such access on a timely basis. In such cases, Licensor will keep the Target Application(s) and target devices in strict confidence and agree to abide by the same obligation of confidentiality and copyright protection under this Agreement. Licensee further acknowledges that Licensor shall not be responsible for any delays in the completion of the Services resulting from Licensee's failure to provide such access.

Effective Date: 2008 April 1st Executed in two original copies

Licensor:	Licensee: Arise Technologies Co. Ltd.
By	By

Name: :Philippe Silbezahn (Signed)	Name: Allen Liang (Signed)
Title: GeneraI Manager	Title: President

SECTION 23. APPENDIX 1 -KALEIDO INTEGRATED DEVELOPMENT ENVIRONMENT

(KIDE) CUSTOMER LICENCE AGREEMENT (THE"AGREEMENT")

Beginning o/Customer's license:
KALEIDO INTEGRATED DEVELOPMENT ENVIRONMENT (KIDE) LICENCE AGREEMENT (THE ''AGREEMENT'')

The terms and conditions of this Agreement will apply to the Software supplied herewith (KIDE), and all derivatives obtained there from, including any updates or other related programs subsequently supplied to Licensee, and to any copy or copies of any of the foregoing (collectively, the "Software"). The entity signing this Agreement ("Licensee") is consenting to be bound by and is becoming party to this Agreement, which shall remain in effect from installation until the Licensee uninstalls the Software and deletes all copies of it.

In this Agreement, "Licensor" shall mean Digital Airways SARL, a company registered in France (Reg # B 419 649 363, www.digitalairways.com).

LICENSE GRANT
Licensor grants Licensee a non-exclusive and non-transferable license to reproduce, install and use the executable code version of the Software for its own business purpose for the number of processors and in the conditions defined in the corresponding Purchase Order, provided any copy must contain all of the original proprietary notices. This license does not entitle Licensee to receive from Licensor hard-copy documentation, technical support, telephone assistance, or enhancements or updates to the Software. Licensee may not redistribute the Software unless Licensee has separately entered into a distribution agreement with Licensor. Licensee agrees to use its best efforts to ensure that any use of the Software complies with the terms and conditions of this Agreement.

ECLIPSE PUBLIC LICENSE AND SUPPORT
The Software requires the Eclipse™ (http://www.eclipse.org) program and its components (the "Eclipse Content") to work. The Eclipse Content was originally obtained from the Eclipse Foundation under open source licenses including the "Eclipse Public License version 1.0" (hereafter called "EPL" available at http://www.eclipse.org/org/documents/epl-vlO.php) and the Common Public License (hereafter called "CPL ", available at http://www.ibm.com/developerworks/library/os-cpl.html). Licensee will be responsible for the procurement, installation and support of the Eclipse Content as well as compliance with the relevant licenses. It is explicitly agreed that EPL/CPL only covers the Eclipse Content, and not the Software.

RESTRICTIONS
Licensee may not: (i) modify or create any derivative works of the Software or documentation, including translation or localization; (ii) decompile, disassemble, reverse engineer, or otherwise attempt to derive the source code for the Software (except to the extent applicable laws specifically prohibit such restriction); (iii) redistribute, encumber, sell, rent, lease, sublicense, or otherwise transfer rights to the Software; (iv) remove or alter any trademark, logo, copyright or other proprietary notices, legends, symbols or labels in the Software; or (v) publish any results of benchmark tests run on the Software to a third party without Licensor's prior written consent.

TERMINATION
This Agreement and the license granted hereunder will terminate automatically if licensee fails to comply with the terms described herein. Upon termination, Licensee must destroy all copies of the software

LIMITED WARRANTY: LIMITATIONS OF LIABILITIES
Although Licensor has used reasonable efforts to minimize defects or errors in the software, except for the replacement of software specifically provided for below, Licensee agree that: the software is being made available to Licensee "as is" and "as available" without any representations or warranties of any kind, either express or implied; Licensee assume the risk of any and all damage or loss from use of, or inability to use, the software; and Licensor makes no representation or warranty, and disclaims all implied representations and warranties, that the software will perform in the manner expected without interruption, error or defect.

Without limiting the foregoing: all representations, conditions, warranties and terms relating to this agreement, whether statutory or otherwise (including, without limitation, any warranty of merchantability, fitness for a particular purpose or other warranty respecting satisfactory quality) are hereby disclaimed by Licensor and its affiliates, contractors, suppliers and agents to the fullest extent permitted by law; and Licensor shall not be liable to Licensee or to any third party for or in respect of any direct, indirect, incidental, or consequential liability, loss or damage, or for any loss of data, profit, revenue or business, howsoever caused (whether arising out of any negligence or breach of this agreement or otherwise), even if the same was foreseeable by, or the possibility there of is or has been brought to the attention of Licensor.

Licensee agrees that Licensee's sole remedy against Licensor, its affiliates, contractors, suppliers, and Agents for loss or damage caused by any defector failure in the software regardless of the form action , whether in contract or tort, including negligence, strict liability or otherwise, shall be the replacement of Licensor furnished software, provided such software is returned to Licensor with a copy of sales receipt. The foregoing shall be Licensee's sole remedy against Licensor, its affiliates, contractors, suppliers and agents, except for Licensee's right to claim damages for bodily injury to any person.

Furthermore, unless a separate agreement for Software maintenance is entered into between Licensee and Licensor, Licensor bears no responsibility for supplying assistance for repairing or for communicating known errors to Licensee, pertaining to the Software supplied hereunder.

APPLICABLE LAW
This Agreement shall be construed pursuant to substantive law of France. if any dispute arises under the terms of this Agreement and this dispute can not be settled by the parties, the parties agree that the dispute shall be decided under the arbitration rules of the International Chamber of Commerce in Paris (the "ICC"). There shall be only one arbitrator. Any arbitration proceeding shall be conducted in the English language and the location of the arbitration shall be Paris. The decision of the arbitrator shall be final. Costs and fees(other than attorney fees)associated with the mediation or arbitration shall be shared equally by the parties. Each party shall be responsible for its attorneys 'fees associated with arbitration. Licensee acknowledges to have read this agreement and understand it, and that by installing the Software, Licensee agrees to be bound by its terms and conditions. Licensee further agrees that, except for separate written agreements between Licensor and Licensee, this agreement is the complete and exclusive statement of the rights and liabilities of the parties. This agreement supersedes all prior oral agreements, proposals or understanding, and any other communications between Licensee and Licensor relating to the subject matter of this agreement.

Licensor:	Licensee: Arise Technologies Co. Ltd.
By	By

Name: :Philippe Silbezahn (Signed)	Name: Allen Liang (Signed)
Title: GeneraI Manager	Title: President

AGLOW COMMUNICATION CORPORATION LIMITED
UNIT 511. 5/F.TOWER 1. SILVERCORD. 30 CANTON ROAD. TSIMSHATSUI .
KOWLOON. HONG KONG Shenzhen Office: (T)86-755-83849448 (F)86•755•83849736

Technology licencing and support transfer agreement

This AGREEMENT is made and entered into as of this the day of 27th May, 2008 by and among: Arise Technologies Co. Ltd., a corporation duly incorporation and existing under the laws of Taiwan with its principal office located at 4F, No.9, Ming-Te Rd.. Hsin-Dian City, Taipei County, Taiwan, R.O.C. (hereinafter as "ATC") ;

Aglow Communication Co. Ltd., a corporation duly incorporation and existing under the laws of Hong Kong Special Administrative Region of the People's Republic of China with its principal office located at UNIT 511. 5/F,TOWER 1. SILVERCORD, 30 CANTON ROAD,TSIMSHATSUI , KOWLOON, HONG KONG (hereinafter as "ACC") ;

And

Digital Airways, a corporation duly incorporation and existing under the laws of France with its principal office located at 5. Place Jean Siard 61200 Argentan France (hereinafter as "DAW").

WHEREAS, on April 1st, 2008, ATC signed the " Technology licencing and support Agreement"(hereinafter as "Software Agreement") (see attachment) with DAW on behalf of ACC, a founding company, under the instruction of Arise Technologies Inc., the mother company of ATC and ACC.

WHEREAS, on March 17th, 2008, ACC has completed the registration procedures in Hong Kong and became a legal business entity.

NOW THEREFORE, Agreed by all parties, ATC's rights and obligations set forth in the Software Agreement will be completely transferred to ACC immediately upon this AGREEMENT is signed by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date of its execution.

Attachment: A copy of "Technology licencing and support Agreement" signed April 1st , 2008 between ATC and DAW.

AGLOW COMMUNICATION CORPORATION LIMITED
UNIT 511. 5/F.TOWER 1, SILVERCORD. 30 CANTON ROAD. TSIMSHATSUI . KOWLOON. HONG KONG Shenzhen Office : (T)86-755-83849448 (F)86-755-83849736

Digital Airways
Philippe Silberzahn (Signed)
Title: General Manager
Date : April 1st , 2008

Aglow Communication Corp. Limited
Chieh-Hsi Lin ( Signed)
Title: Director of the Board
Date : April 1st , 2008

Arise Technologies Co., LTD
Allen S. Liang (Signed)
Title: General Manager
Date: April 1st, 2008